Exhibit 99.1
Sunwin International and WILD Flavors, Inc. Receive
GRAS Letters of No Objection from FDA Supporting the Safety of
Multiple Sunwin Stevia Extracts

Sunwin and WILD Flavors Offer the Broadest FDA GRAS Affirmed Stevia Options for Taste, Price and Flavor Needs

QUFU, CHINA and ERLANGER, KY, March 24, 2010 – Sunwin International Neutraceuticals, Inc. (OTCBB: SUWN) one of the top global providers of high quality Stevia extracts, and WILD Flavors, Inc. ("WILD Flavors"), a global leader in food, beverage and flavor product development, have received official notification defined as “Letters of No Objection” from the U.S. Food and Drug Administration (FDA) that the agency has reviewed the companies extensive independent research submission and agree that Sunwin Stevia Extracts are Generally Recognized As Safe (GRAS). The FDA letters of no objection affirm the safety of Sunwin Stevia Extracts and the data used in supporting that determination.

Sunwin Stevia Extracts have been included in US marketed products since 2006 as well as the company’s proprietary OnlySweet™ brand tabletop sweetener sold in more than 2,500 US retail stores and major online outlets. These letters of no objection now create countless opportunities for the use of stevia in food and beverage products, especially those targeting all natural, zero- or low-calorie benefits.

Sunwin and WILD Flavors received “Letters of No Objection” GRAS affirmation on five stevia extract products, including their Rebaudioside A 98, Rebaudioside A 95, Rebaudioside A 80, Rebaudioside A 60, and Stevioside 90 Stevia Extracts. Sunwin and WILD have a successful track record producing, marketing and selling these and other extracts in the global stevia markets. This diverse FDA GRAS affirmed product family now allows Sunwin and its partner WILD Flavors to offer global customers an array of options for consumer products sold to US consumers. By offering these high grade extracts, WILD Flavors can work with food and beverage companies to develop customized sweetening systems meeting specific taste, price and caloric goals, which are projected to be strong competitive advantages in the market place.

“We believe the affirmations by the FDA are a major advancement in the stevia industry, allowing Sunwin and WILD Flavors to provide customers the broadest range of FDA affirmed stevia extract rather than a single product choice,” said Mike Ponder, CEO of WILD Flavors. “Together, we can now offer major global food and beverage companies all natural, low-calorie or no-calorie sweetening system solutions that take advantage of WILD’s technical expertise. By using the combination of all natural flavors and carefully selected grades of Sunwin Stevia Extracts, we can create sweetening systems to meet our customers’ specific needs. We offer all Sunwin Stevia Extracts at highly competitive prices to companies seeking these products and are poised to create better products and complete solutions for the consumer.”

Chairman Laiwang Zhang of Sunwin International stated, “These FDA letters of no objection to our GRAS claims, follow an extensive review of all of the data for our production processes and the overall quality of our stevia products which are currently sold in many international locations where we are a major stevia supplier. We believe these affirmations provide all consumer packaged goods companies the confidence to now fully embrace the use of multiple Sunwin Stevia Extracts in their products destined for US stores. Through our partnership with WILD Flavors, there are numerous companies already utilizing Sunwin Stevia Extracts in conjunction with WILD’s proprietary sweetening systems. The potential to increase this list of companies expands significantly with full FDA affirmation, including a number of companies presently exploring additional products with Sunwin and WILD Flavors.”

About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals, Inc. is a vertically integrated leader in the area of all natural, zero calorie stevia sweeteners in addition to the production and sale of essential traditional Chinese medicines, veterinary medicines and feeds prepared from 100 percent natural herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. For more info about Sunwin, please visit their web site at www.sunwininternational.com .

About WILD Flavors, Inc.

WILD Flavors, Inc., based in Erlanger, Kentucky, is one of the world's leading privately-owned manufacturers of natural ingredients for the food and beverage industry. WILD Flavors provides specific flavors, colors, and ingredients as well as innovative and great tasting concepts through application expertise and technological advancements. For more information about WILD Flavors, please visit: www.wildflavors.com.

Safe Harbor Statement

Sunwin International Neutraceuticals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2009.

CONTACTS:

Sunwin:
Jeff Reynolds
972-377-2339
jreynolds@sunwinusa.com

WILD Flavors, Inc.
Donna Hansee
859-342-3526
dhansee@wildflavors.com

Investors:
Matt Kreps
The Shelton Group
972-239-5119 ext 125
mkreps@sheltongroup.com